Exhibit 99.1

Media Contact:

Joseph Kuo

(212) 521-4863

joe-kuo@kekst.com

LPL Financial Announces Integration of Affiliated Broker-Dealers

As Part of Ongoing Strategic Business Review

Boston, Mass. (July 15, 2009) — LPL Financial Corporation (“LPL Financial”), the nation’s largest independent broker-dealer, today announced that it will fully integrate the advisors from three of its affiliated broker-dealers — Mutual Service Corporation, Associated Securities Corp. and Waterstone Financial Group, Inc. — into its organization.  LPL Financial took this step as part of an ongoing strategic business review aimed at ensuring the continued delivery of the highest quality support and services in the most cost-effective manner to all of the advisors served by the company.

The integration process is expected to commence immediately, following final approval by the Financial Industry Regulatory Authority (FINRA), and to be concluded by mid-September.  Derek Bruton, national sales manager for LPL Financial Independent Advisor Services and CEO of the affiliated broker-dealers, will continue to lead the firm’s independent advisor business, reporting to Bill Dwyer, president, national sales and marketing for LPL Financial.

Bill Dwyer said, “Since our acquisition of Associated Securities Corp., Mutual Service Corporation and Waterstone Financial Group, Inc. in 2007, LPL Financial has been committed to enabling our affiliated advisors to deliver objective guidance and superior service to their clients by providing them with proven resources, including our industry-leading research, marketing, conferences and training, and a wide range of additional support. Their feedback confirms they want additional access to the full capabilities of our platform. Today, the business opportunity for independent financial advisors has never been greater as investors search for objective and conflict-free advice, and we want to help our affiliated advisors to capitalize on this opportunity by offering them the full breadth of our platform as quickly as possible.

“We are confident that our affiliated broker-dealer advisors, their staff, and their clients will benefit significantly from this integration, which allows us to fully leverage our scale and continue to invest in additional resources to support them.  We are proud of our uniquely unbiased and independent platform, and we will continue to execute on multiple opportunities to help independent advisors better manage the complexities of their businesses.”

About LPL Financial

LPL Financial is one of the nation’s leading financial services companies and largest independent broker/dealer (based on total revenues as reported in Financial Planning magazine, June 1996-2009). Headquartered in Boston, Charlotte, and San Diego, LPL Financial and its affiliates offer industry-leading technology, training, service, and unbiased research to 12,294 financial advisors, 780 financial institutions, and over 4,000 institutional clearing and technology subscribers. As of year-end 2008, LPL Financial had $233.9 billion in assets under management and revenues of $3.1 billion. LPL Financial and its approximately 2,450 employees serve financial advisors through Independent Advisor Services, supporting financial advisors at all career stages; Institution Services, focusing on the needs of advisors and program managers in banks and credit unions; and Custom Clearing Services, working with broker/dealers at leading financial services companies. For additional information about LPL Financial, visit www.lpl.com.

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